Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NexPoint Multifamily Capital Trust, Inc.:

We consent to the use of our report dated March 27, 2017, with respect to the consolidated balance sheets of NexPoint Multifamily Capital Trust, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, and to the references to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Dallas, Texas

July 21, 2017